Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) between Cache, Inc., a Delaware corporation, and Anthony DiPippa (“Executive”), is made as of the 7th day of November, 2014 (the “Effective Date”).

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control and to ensure a smooth and orderly transition in the event of a Change in Control.  Therefore, in order to accomplish these objectives, the Board has authorized the Company to enter into this Agreement with the Executive.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                      This Agreement shall be between the Company and the Executive named above for all periods during which the Executive serves in the capacity as an officer of the Company.

2.                                      Certain Definitions.

(a)                                 “Company” shall mean Cache, Inc. and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)                                 “Cause” shall mean:

(i)                                     Executive’s conviction, guilty plea or plea of nolo contendere with respect to (A) any felony, or (B) any misdemeanor involving fraud, theft, dishonesty, wrongful taking of property, embezzlement, bribery, forgery or extortion;

(ii)                                  Executive’s fraudulent, unlawful, grossly negligent or willful misconduct in connection with Executive’s duties;

(iii)                               Executive’s material breach of this Agreement or any material policy or procedure of the Company;

(iv)                              misappropriation of funds by Executive; or

(v)                                 substance abuse, illegal drug use or habitual insobriety.

(c)                                  “Change in Control” shall mean:

(i)                                     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors  (“Company Voting Securities”);

(ii)                                  Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)                               the sale of the Company substantially as an entirety (whether by sale of stock, sale of assets, merger, consolidation or otherwise).

(d)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)                                  “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company for any reason.

(f)                                   “Disability” shall have the meaning provided in the Company’s Long Term Disability policy in which the Executive participates.

(g)                                  “Good Reason” shall mean:

(i)                                     any material reduction in the Executive’s authority, duties or responsibilities without the Executive’s written consent, excluding for this purpose an action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)                                  any material reduction in the Executive’s base salary, annual incentive bonus opportunity or long-term incentive opportunity, other than an across-the-board reduction applicable to similarly situated executives of the Company;

(iii)                               the Company requiring the Executive to be based at any office or location more than fifty miles from the Executive’s principal business location immediately prior to a Change in Control; or

(iv)                              any failure by the Company to comply with and satisfy Section 6(c) of this Agreement;

provided, however, that Good Reason shall not exist under this Section 2(g) unless the Executive provides written notice to the Company within ninety (90) days after the initial existence of the circumstances asserted to constitute Good Reason, and the Company refuses or fails to cure such circumstances (if susceptible to cure) within thirty (30) calendar days after the receipt of such notice.

3.                                      Payment Upon a Change in Control in Certain Situations.  If a Change of Control occurs while the Executive is employed by the Company and (a) neither the Company nor the corporation resulting from such Change in Control (or any parent corporation) has any class of equity securities registered under Section 12 of the Exchange Act, or (b) there is a material reduction in the Executive’s authority, duties or responsibilities; then the Company shall pay to the Executive in a lump sum in cash, an amount equal to twelve (12) months of the Executive’s base salary as in effect immediately prior to the Change in Control.  Any payment pursuant to this Section 3 shall be made within 30 days after the conditions herein have occurred.

4.                                      Retention Bonus.  If a Change of Control occurs while the Executive is employed by the Company and the Executive remains continuously employed by the Company until six (6) months after a Change in Control (the “Retention Date”), the Company shall pay the Executive a retention bonus equal to (75%/) of the Executive’s base salary as in effect immediately prior to the Change in Control.  The Retention Bonus shall be paid in a lump sum in cash within 30 days after the Retention Date.

5.                                      Obligations of the Company Upon Termination.  (a) Good Reason; Other Than for Cause, Death or Disability.  If, within 6 months after a Change in Control, the Company terminates the Executive’s employment other than for Cause, Disability or death, or the Executive terminates employment for Good Reason:

(i)                                     The Company shall pay to the Executive in a lump sum in cash the sum of:  (A) the Executive’s base salary through the Date of Termination, to the extent not theretofore paid; (B) any annual bonus earned with respect to a performance period that ended prior to the Date of Termination, to the extent not theretofore paid; and (C) any accrued vacation pay, to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”).  The Accrued Obligations shall be paid within 30 days after the Date of Termination.

(ii)                                  Subject to the Release required by Section 8 hereof, for three (3) months after the Date of Termination, the Company shall continue to provide medical and other welfare benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to as of the date of the Change of Control, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall cease within 30 days of the Executive’s first day of new employment.

(b)                                 Death, Disability, Termination for Cause or Without Good Reason.  If, within 6 months after a Change in Control, the Executive’s employment is terminated (i) by reason of the Executive’s Death or Disability, (ii) by the Company for Cause, or (iii) by the Executive without Good Reason, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations.  Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

6.                                      Successors.

(a)                                 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

7.                                      Arbitration.  The parties agree that any and all disputes between the Executive and the Company arising out of, relating to or concerning this Agreement shall be submitted exclusively to confidential, final and binding arbitration before the American Arbitration Association.  The parties hereby agree to arbitrate any disputes, in New York, New York, under the American Arbitration Association’s Employment Arbitration Rules, and both parties specifically consent to personal jurisdiction in such forum.  Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared by the parties to the arbitration.  The parties specifically waive their respective right to a trial by jury for any dispute or controversy arising out of, relating to or concerning this Agreement.

8.                                      Release.  Notwithstanding anything contained herein to the contrary, the Company shall only be obligated to make the payments or provide any benefit under Section 5(a) (other than Accrued Obligations) if: (a) within 21 days after the Date of Termination, the Executive executes and provides to the Company a release of claims agreement in the form attached hereto as Exhibit A, (the “Release”); (b) the Executive does not revoke the Release; and (c) the Release becomes effective and irrevocable in accordance with its terms.  The Company shall be obligated to provide the Release to the Executive promptly following the Date of Termination.

9.                                      Miscellaneous.

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications hereunder shall be in writing and be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid.  Notices to the Executive shall be sent to the address of the Executive most recently provided to the Company.  Notices to the Company should be sent to:

Cache, Inc.

256 West 38th Street

New York, NY 10018

Attention:  General Counsel

Notice and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)                                 the Company may withhold from any amounts payable under this Agreement such Federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)                                  The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will” and the Executive’s employment may be terminated for any reason at any time prior to a Change in Control by either the Executive or the Company, in which case the Executive shall have no further rights under this Agreement.

(f)                                   Notwithstanding anything to the contrary herein, this Agreement will expire and be of no further effect if a Change in Control has not occurred or is not in process as of September 30, 2015.

10.                               Compliance with Section 409A of the Code.  It is intended that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code.  This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent.  Notwithstanding anything contained in this Agreement to the contrary, (a) to the extent necessary to comply with Section 409A of the

Code, the Date of Termination shall mean the date of the Executive’s “separation from service” within the meaning of Section 409A of the Code; (b) if the Executive is a “specified employee” on the Date of Termination (as determined by the Company in accordance with Section 409A of the Code), then to the extent necessary to comply with Section 409A of the Code, any payments under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code and that are provided as a result of a “separation from service” will be paid no earlier than the first business day that is at least 6 months after Date of Termination; and (c)  if the period set out in this Agreement for the payment of benefits to the Executive following the Release spans two calendar years, then, to the extent required to comply with Section 409A of the Code, any such payment shall be made in the second calendar year.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the Effective Date.

EXECUTIVE

/s/ Anthony DiPippa

CACHE, INC.

By	/s/ Jay Margolis
Name:	Jay Margolis
Title:	Chief Executive Officer, & Chairman of the Board

EXHIBIT A
GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this            day of             2014, by and between Cache, Inc. (the “Company”) and                  (“Employee”).

1.                                      Employment Status. Employee’s employment with the Company terminated effective as of [•], 20[•] (the “Separation Date”).

2.                                      Payments and Benefits.  Upon the effectiveness of the terms set forth herein, the Company shall provide Employee with the benefits set forth in Sections 5(a) (ii) and 5(a) (iii) of the Change in Control Agreement between the Company and Employee (the “CIC Agreement”), upon the terms, and subject to the conditions, of the CIC Agreement.

3.                                      No Liability. This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Employee, of any unlawful acts or of any violation of federal, state or local laws.

4.                                      Release.  In consideration of the payments and benefits set forth in Section 2 of this Release, Employee for himself/herself, his or her heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective successors and assigns (the “Company Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Employee has, had, or may ever have against the Releasees relating to or arising out of Employee’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Employee executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing; (d) claims under or associated with any of the Company Group’s incentive compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Fair Labor Standards Act (“FLSA”), the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Employee’s employment with the Company Group or the separation of Employee’s employment with the Company Group; provided, however, that nothing herein shall release the Company Group from (i) any obligation under the CIC Agreement; (ii) any obligation to provide benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date; and (iii) any rights or claims that relate to events or circumstances that occur after the date that the Employee executes this Release.

Without limiting the foregoing paragraph, Employee represents that Employee understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Employee may have against the Company as of the date Employee signs this Release.  This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act.  Employee acknowledges that as of the date Employee signs this Release, Employee may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and Employee voluntarily relinquishes any such rights or claims by signing this Release.

In addition, nothing in this Release is intended to interfere with Employee’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Employee believes he or she may have against the Releasees.  However, by executing this Release, Employee hereby waives the right to recover remuneration, damages, compensation or relief of any type in any proceeding that Employee may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on Employee’s behalf.

5.                                      Bar.  Employee acknowledges and agrees that if he or she should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Employee all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 2 of the Release.

6.                                      Governing Law.  This Release shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York, without regard to conflicts of law principles.

7.                                      Acknowledgment. Employee has read this Release, understands it, and voluntarily accepts its terms, and Employee acknowledges that he or she has been advised by the Company to seek the advice of legal counsel (at Employee’s cost) before entering into this Release. Employee acknowledges that he or she was given a period of at least 21 calendar days within which to consider and execute this Release, and to the extent that he or she executes this Release before the expiration of the 21 day period, he or she does so knowingly and voluntarily and only after consulting his or her attorney. Employee acknowledges and agrees that the promises made by the Company Group hereunder represent substantial value over and above that to which Employee would otherwise be entitled.

8.                                      Revocation.  Employee has a period of 7 calendar days following the execution of this Release during which Employee may revoke this Release by delivering written notice to the Company pursuant to Section 9(b) of the CIC Agreement before 5:00 p.m. on the seventh day after signing this Release.  This Release will not become effective or enforceable until such revocation period has expired. Employee understands that if he or she revokes this Release, it will be null and void in its entirety, and he or she will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of this Release.

9.                                      Miscellaneous. This Release is the complete understanding between Employee and the Company Group in respect of the subject matter of this Release and supersedes all prior agreements relating to Employee’s employment with the Company Group, except as specifically excluded by this Release. Employee has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Employee agrees to execute such other documents and take such further actions as reasonably may be required by the Company Group to carry out the provisions of this Release.

10.                               Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

CACHE, INC.	EMPLOYEE

By:
Its: